Exhibit 99.1

June 20, 2011 No.11-06

Shin-Marunouchi Center Building 1-6-2 Marunouchi, Chiyoda-ku, Tokyo 100-0005 Tel: 81-3-3214-7500 Contact: Satsuki Tsuruta Public and Investor Relations Section

FOR IMMEDIATE RELEASE

Advantest Corporation

Verigy Ltd.

Advantest and Verigy Announce Verigy Shareholder Approval of

Proposed Acquisition by Advantest

TOKYO, Japan and CUPERTINO, CA – June 20, 2011 and June 19, 2011, respectively – Advantest Corporation (TSE: 6857, NYSE: ATE) and Verigy Ltd. (NASDAQ: VRGY) are pleased to announce that at a special court meeting of shareholders held on Friday, June 17, 2011, Verigy shareholders have approved the proposed acquisition of Verigy by Advantest, pursuant to which Advantest will acquire all outstanding Verigy ordinary shares in accordance with the terms of the implementation agreement dated March 28, 2011 between Advantest and Verigy. The transaction will be effective upon the fulfillment of certain conditions, such as the approval of Singapore High Court and the registration of the court order with the Accounting and Corporate Regulatory Authority of Singapore. The companies expect to close the transaction in early July 2011.

As described in the implementation agreement between the two companies, Advantest would acquire all outstanding Verigy ordinary shares for US$15.00 per share in cash. The total acquisition price would be approximately US$1.1 billion [approximately ¥ 90.9 billion (based on the exchange rate US$1 = ¥81)].

As previously announced, Verigy will be operated as a wholly-owned subsidiary of Advantest. Verigy’s organization and operations are not expected to change significantly immediately after the closing. Through the integration process, the combined company is committed to providing significant benefits and value to customers, Advantest shareholders and employees. The companies believe that such benefits and value will be derived from the following strengths of the combined company:

1.	Expanded and comprehensive test solutions with complementary expertise to cover all memory and SOC requirements;

2.	Global sales and application expertise with a focused commitment to test and measurement;

3.	Strong presence at the top global IDM, Fabless, Foundry and OSAT customers;

4.	Extended R&D resources to enable a rapid pace of innovation; and

5.	Strong financial position to ensure customers of long-term viability.

June 20, 2011 No.11-06

Shin-Marunouchi Center Building 1-6-2 Marunouchi, Chiyoda-ku, Tokyo 100-0005 Tel: 81-3-3214-7500 Contact: Satsuki Tsuruta Public and Investor Relations Section

Note: All information supplied in this release is correct at the time of publication, but may be subject to change.

About Advantest

A world-class technology company, Advantest is a leading producer of automatic test equipment (ATE) for the semiconductor industry and a premier manufacturer of measuring instruments used in the design and production of electronic instruments and systems. Its leading-edge systems and products are integrated into the most advanced semiconductor production lines in the world. The company also focuses on R&D for emerging markets that benefit from advancements in nanotech and terahertz technologies, and has recently introduced critical dimension scanning electron microscopes essential to photomask manufacturing, as well as a groundbreaking 3D imaging and analysis tool. Founded in Tokyo in 1954, Advantest established its first subsidiary in 1982, in the USA, and now has subsidiaries worldwide. More information is available at www.advantest.com.

About Verigy

Verigy provides advanced semiconductor test systems and solutions used by leading companies worldwide in design validation, characterization, and high-volume manufacturing test. Verigy offers scalable platforms for a wide range of system-on-chip (SOC) test solutions, and memory test solutions for Flash, DRAM including high-speed memories, as well as multi-chip packages (MCP). Verigy also provides advanced analysis tools that accelerate design debug and yield ramp processes. Additional information about Verigy can be found at www.verigy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that may be deemed to be forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on Advantest, Verigy and their respective Boards of Directors’ current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in these statements. These statements include statements regarding the expected approval from the Singapore High Court and the expected closing, including the timing, of the proposed transaction, the anticipated benefits and values of the transaction to customers, Advantest shareholders and employees, and the expected strengths of the combined company. Any statements that are not statements of historical fact (including statements containing the words “believes,” “should,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward looking statements. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. The failure to obtain approval from the Singapore court or the failure to satisfy any other conditions to closing could cause the failure of the proposed transaction to occur. Additionally,

June 20, 2011 No.11-06

Shin-Marunouchi Center Building 1-6-2 Marunouchi, Chiyoda-ku, Tokyo 100-0005 Tel: 81-3-3214-7500 Contact: Satsuki Tsuruta Public and Investor Relations Section

the following factors, among others, could cause actual results to differ materially from the forward-looking statements: the challenges and costs of closing, integrating, restructuring and achieving anticipated synergies from the Advantest and Verigy transaction; the ability to retain key employees; and other economic, business, competitive, and/or regulatory factors affecting the businesses of Advantest and Verigy generally, including those set forth in the filings of Advantest and Verigy with the SEC, especially in the “Risk Factors” section of Advantest’s annual reports on Form 20-F and its Report of Foreign Private Issuer on Form 6-K. Advantest and Verigy are under no obligation to (and expressly disclaim any such obligation to) update or alter any forward-looking statements as a result of developments occurring after the date of this press release.

ADVANTEST CONTACT:
Satsuki Tsuruta
+81 3 3214-7500
Satsuki.tsuruta@jp.advantest.com

VERIGY CONTACT:
Judy Davies, Vice President of Marketing Communications
+1 408-864-7549 judy.davies@verigy.com

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